UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2013

RED MOUNTAIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54444 (Commission File Number)	27-1739487 (I.R.S. Employer Identification Number)
2515 McKinney Avenue, Suite 900 Dallas, Texas (Address of principal executive offices)		75201 (Zip Code)
(214) 871-0400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2013, Red Mountain Resources, Inc. (the “Company”) entered into an amendment and waiver (the “Amendment”) to the Senior First Lien Secured Credit Agreement, dated February 5, 2013 (the “Credit Agreement”), with Cross Border Resources, Inc. (“Cross Border”), Black Rock Capital, Inc. (“Black Rock”) and RMR Operating, LLC (“RMR Operating”), as borrowers (the “Borrowers”), and Independent Bank, as lender (“Lender”).  Each of Cross Border, Black Rock and RMR Operating are subsidiaries of the Company.   Pursuant to the Amendment, (i) Lender waived any default or right to exercise any remedy as a result of the failure by the Borrowers to be in compliance with the requirements of Section 6.18 of the Credit Agreement with respect to the permitted ratio of consolidated current assets to consolidated current liabilities of Borrowers as of May 31, 2013; (ii) certain provisions were amended and clarified with respect to the Company’s change in fiscal year end from May 31 to June 30; and (iii) the borrowing base was increased from $20 million to $30 million, effectively immediately, and the commitment amount was increased to $30 million, effective upon the payment of an additional facility fee equal to $10,000.

The foregoing description of the Amendment is qualified in its entirety by reference to such Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1
Amendment and Waiver, effective as of September 12, 2013, by and among Independent Bank, as Lender, and Red Mountain Resources, Inc., Cross Border Resources, Inc., Black Rock Capital, Inc. and RMR Operating, LLC, as Borrowers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 17, 2013	RED MOUNTAIN RESOURCES, INC.

	By:	/s/ Alan W. Barksdale
	Name:	Alan W. Barksdale
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1
Amendment and Waiver, effective as of September 12, 2013, by and among Independent Bank, as Lender, and Red Mountain Resources, Inc., Cross Border Resources, Inc., Black Rock Capital, Inc. and RMR Operating, LLC, as Borrowers.